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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b)(c), AND (d)
                          AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-(2)(b)

                            (AMENDMENT NO.________)(1)


                             MKS Instruments, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   55306N 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  April 5, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /       Rule 13d-1(b)

          / /       Rule 13d-1(c)

          /x/       Rule 13d-1(d)





-----------
1      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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--------------------                                          -----------------
CUSIP No. 55306N 104                 13G                      Page 2 of Page 11
--------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John R. Bertucci
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)
                                                              (b)
        Not Applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               6,046,208
                        --------------------------------------------------------
   NUMBER OF            6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                  2,131,902
   OWNED BY             --------------------------------------------------------
    EACH                7      SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                      6,046,208
    WITH                --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               2,131,902
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,178,110
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        34.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                     * See Instructions before filling out.



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--------------------                                          -----------------
CUSIP No. 55306N 104                 13G                      Page 3 of Page 11
--------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Claire R. Bertucci
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)
                                                               (b)
        Not Applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               6,124,980
                        --------------------------------------------------------
   NUMBER OF            6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                  2,458,825
   OWNED BY             --------------------------------------------------------
    EACH                7      SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                      6,124,980
    WITH                --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               2,458,825
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,583,805
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        35.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                     * See Instructions before filling out.




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--------------------                                          -----------------
CUSIP No. 55306N 104                 13G                      Page 4 of Page 11
--------------------                                          -----------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard S. Chute
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                                                                (b)
        Not Applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               19,092
                        --------------------------------------------------------
   NUMBER OF            6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                  2,458,825
   OWNED BY             --------------------------------------------------------
    EACH                7      SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                      19,092
    WITH                --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               2,458,825
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,477,917
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                     * See Instructions before filling out.



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--------------------                                          -----------------
CUSIP No. 55306N 104                 13G                      Page 5 of Page 11
--------------------                                          -----------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas H. Belknap
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)
                                                          (b)
        Not Applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

                               0
                        --------------------------------------------------------
   NUMBER OF            6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                  2,131,902
   OWNED BY             --------------------------------------------------------
    EACH                7      SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                      0
    WITH                --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               2,131,902
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,131,902
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                     * See Instructions before filling out.




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--------------------                                          -----------------
CUSIP No. 55306N 104                 13G                      Page 6 of Page 11
--------------------                                          -----------------


Item 1(a).        Name of Issuer:

                  MKS Instruments, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Six Shattuck Road
                  Andover, MA  01810


ITEM 2(a).        NAME OF PERSON FILING:

                  John R. Bertucci; Claire R. Bertucci; Richard S. Chute; and Thomas H. Belknap

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the reporting persons is:
                           c/o MKS Instruments, Inc.
                           Six Shattuck Road
                           Andover, MA  01810

ITEM 2(c).        CITIZENSHIP:

                  Each of Messrs. Bertucci, Chute and Belknap and Mrs. Bertucci are citizens of the United States.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value per share.

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP No. 55306N 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (b), CHECK WHETHER THE PERSON FILING IS A:
                  NOT APPLICABLE.

                  (a) Broker or dealer registered under Section 15 of the Exchange Act.

                  (b)   Bank as defined in Section 3(a)(6) of the Exchange Act.

                  (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) Investment company registered under Section 8 of the Investment Company Act.

                  (e)   An investment adviser in accordance with Rule 13d-1(b)
                        (1)(ii)(E);

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                  (f)   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)91)(ii)(F);

                  (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership:

                  The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this Statement.

                  (a) Amount Beneficially Owned by John R. Bertucci 8,178,110 shares

                  (b)   Percent of Class:  34.0%

                  (c)   Number of Shares as to which John R. Bertucci has:

                        (i)    Sole power to vote or to direct the vote:
                               6,046,208 shares

                        (ii)   Shared power to vote or to direct the vote:
                               2,131,902 shares

                        (iii) Sole power to dispose or to direct the disposition of: 6,046,208 shares

                        (iv) Shared power to dispose or to direct the disposition of: 2,131,902 shares

                  (a) Amount Beneficially Owned by Claire R. Bertucci 8,583,805 shares

                  (b)   Percent of Class:  35.7%

                  (c)   Number of Shares as to which Claire R. Bertucci has:

                        (i)    Sole power to vote or to direct the vote:
                               6,124,980 shares

                        (ii)   Shared power to vote or to direct the vote:
                               2,458,825 shares

                        (iii) Sole power to dispose or to direct the disposition of: 6,124,980 shares



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CUSIP No. 55306N 104                 13G                      Page 8 of Page 11
--------------------                                          -----------------


                        (iv) Shared power to dispose or to direct the disposition of: 2,458,825 shares

                  (a) Amount Beneficially Owned by Richard S. Chute 2,477,917 shares

                  (b)   Percent of Class: 10.3%

                  (c)   Number of Shares as to which Richard S. Chute has:

                        (i)    Sole power to vote or to direct the vote:
                               19,092 shares

                        (ii)   Shared power to vote or to direct the vote:
                               2,458,825 shares

                        (iii) Sole power to dispose or to direct the disposition of: 19,092 shares

                        (iv) Shared power to dispose or to direct the disposition of: 2,458,825 shares

                  (a) Amount Beneficially Owned by Thomas H. Belknap 2,131,902 shares

                  (b)   Percent of Class:  8.9%

                  (c)   Number of Shares as to which Thomas H. Belknap has:

                        (i)    Sole power to vote or to direct the vote:
                               0 shares

                        (ii)   Shared power to vote or to direct the vote:
                               2,131,902 shares

                        (iii) Sole power to dispose or to direct the disposition of: 0 shares

                        (iv) Shared power to dispose or to direct the disposition of: 2,131,902 shares


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  John R. Bertucci, Claire R. Bertucci, and certain of their family members, with respect to shares held by certain trusts, have the right to receive the dividends and proceeds from sales of shares held by such trusts.

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CUSIP No. 55306N 104                 13G                      Page 9 of Page 11
--------------------                                          -----------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable


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CUSIP No. 55306N 104                 13G                     Page 10 of Page 11
--------------------                                         ------------------


                                   SIGNATURES


         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2000

                                                     /s/ John R. Bertucci
                                                     ---------------------------
                                                     John R. Bertucci


                                                     /s/ Claire R. Bertucci
                                                     ---------------------------
                                                     Claire R. Bertucci


                                                     /s/ Richard S. Chute
                                                     ---------------------------
                                                     Richard S. Chute


                                                     /s/ Thomas H. Belknap
                                                     ---------------------------
                                                     Thomas H. Belknap